Exhibit 10(r)
FIRST AMENDMENT TO THE
OXFORD INDUSTRIES, INC. 1992 STOCK OPTION PLAN
     Pursuant to §XIV of the Oxford Industries, Inc. 1992 Stock Option Plan, as amended (the “Plan”), Oxford Industries, Inc. (the “Company”) hereby amends the Plan as follows:
§ 1.
     By amending Section VIII of the Plan to read as follows:
VIII.
TERMS OF OPTIONS
     The period during which an option granted under this Plan can be exercised shall commence on the last day of the six (6) month period which begins on the date of grant of the option and continue until such option expires by its terms. No option granted under this Plan shall be exercisable by its terms after the earlier of (a) the date the option is exercised in full, (b) the termination for any reason of such option (including, without limitation, the cancellation, expiration or exchange of such option), (c) the expiration of ten (10) years from the date such option is granted, or (d) the expiration of three (3) months from the date the employee first ceases to be an employee of the Company or any of its Subsidiary Corporations for any reason, except as otherwise provided in the terms of the option in accordance with the provisions of this Section VIII relating to death or permanent disability of the eligible employee or the termination of employment of the eligible employee in connection with a divestiture.
     Any option granted under this Plan may, but shall not be required to, provide any or all of the following:
     (a) in the event the eligible employee dies prior to the expiration of the option, the option may be exercised in whole or in part by the person or persons to whom such right passes by will or inheritance or by the executor or administrator of the eligible employee’s estate at any such time or within such time as the Committee may specify in the terms of the option; or
     (b) in the event the eligible employee first ceases employment with the Company or any of its Subsidiary Corporations because of permanent and total disability (within the meaning of Section 22(e)(3) of the Code) prior to expiration of the option, the option may be exercised by such disabled eligible employee in whole or in part at such time or within such time as the Committee may specify in the terms of the option, but in no event later than the expiration of one (1) year from the date the eligible employee ceases such employment by reason of such disability; or
     (c) in the event the Company or any of its Subsidiary Corporations terminates the employment of the eligible employee in connection with the sale of the Company’s womenswear division prior to the expiration of the option, the option may be exercised by such terminated eligible employee in whole or in part at such time or within such time as the Committee may specify in the terms of the option, as amended;
provided, however, that in no such event shall the option be exercisable after the expiration of ten (10) years from the date such option is granted.
§ 2.
     This First Amendment is contingent on the successful closing of the divestiture of the Company’s womenswear division. All provisions of the Plan shall be modified as necessary to reflect the new option term provisions of the Plan as provided above. All other provisions of the Plan not inconsistent herewith are hereby confirmed and ratified.
     IN WITNESS WHEREOF, the Company has caused this FIRST AMENDMENT to be executed.

OXFORD INDUSTRIES, INC.
By:	/s/ Thomas C. Chubb III
	Name:	Thomas C. Chubb III
	Title:	Executive Vice President